September 19, 2005



Mr. James Carroll
Chief Financial Officer
American Petroleum Group, Inc.
1400 N. Gannon Drive, 2nd Floor
Hoffman Estates, IL 60194


	Re:	American Petroleum Group, Inc.
      Response Letter Dated August 3, 2005
		File No. 0-49950


Dear Mr. Carroll:

      We have reviewed your response letter and have the following comment.

Form 10-KSB for the Fiscal Year Ended December 31, 2004

Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

1. Please contact us at your earliest convenience to further discuss your response to prior comment one.

Closing Comments

	You may contact Jennifer Goeken at (202) 551-3721. Please contact me at (202) 551-3683 with any questions.

								Sincerely,



								Jill S. Davis
								Branch Chief

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Mr. Carroll
American Petroleum Group, Inc.
September 19, 2005
Page 1




UNITED STATES
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